Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Replimune Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(h)	98,450 (2)	$7.49 (3)	$737,390.50 (3)	$153.10 per $1,000,000	$112.90(3)
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	155,875 (4)	$8.58 (5)	$1,337,407.50 (5)	$153.10 per $1,000,000	$204.76 (5)
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	1,250,000 (6)	$8.58 (5)	$10,725,000.00 (5)	$153.10 per $1,000,000	$1,642.00 (5)
Total Offering Amounts					$12,799,798.00		$1,959.66
Total Fee Offsets							—
Net Fee Due							$1,959.66

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, $0.001 par value per share (“Common Stock”), of Replimune Group, Inc. (the “Registrant”), that become issuable under the inducement stock option awards and inducement restricted stock unit awards referenced in the foregoing footnotes by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)	Represents the maximum number of shares of Common Stock issuable pursuant to the inducement stock option awards made pursuant to and in accordance with the inducement grant exception under NASDAQ Listing Rule 5635(c)(4).

(3)	Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based upon the exercise price of the Inducement Options.

(4)	Represents the maximum number of shares of Common Stock issuable pursuant to the inducement restricted stock unit awards made pursuant to and in accordance with the inducement grant exception under NASDAQ Listing Rule 5635(c)(4).

(5)	Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on April 21, 2025.

(6)	Represents the maximum number of shares of Common Stock authorized for issuance under the 2025 Inducement Grant Incentive Compensation Plan.